Exhibit 5

                 [LETTERHEAD OF HONDO OIL & GAS COMPANY APPEARS HERE]







       January 12, 1998



       Hondo Oil & Gas Company
       10375 Richmond Avenue, Suite 900
       Houston, TX  77042

       Re: Registration Statement on Form S-8

       Gentlemen:

            At your request, I have examined the form of Registration Statement on Form S-8 (the "Registration Statement") which you propose to file with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of an additional 137,000 shares of your common stock, $1.00 par value (the "Common Stock") issuable pursuant to your 1993 Stock Incentive Plan, as amended. I have examined the proceedings heretofore taken and am familiar with the proceedings proposed to be taken by you in connection with the authorization and issuance of the Common Stock to be sold in a manner described in the Registration Statement.

            It is my opinion that, subject to the completion of the proceedings referred to above, the Common Stock, when issued and sold by you in accordance with the terms of the 1993 Stock Incentive Plan will be legally and validly issued, fully paid and non-assessable.

            I am a member of the State Bar of Texas and express no opinion herein as to the effect that the laws and decisions of courts of any jurisdiction other than the United States of America and the State of Texas may have upon such opinions, except to the extent that the opinions expressed above may relate to the general corporation laws of the State of Delaware. The foregoing opinion is subject to and is qualified in all respects by the statements in this paragraph.

            I hereby consent to the use of this opinion as an Exhibit to the Registration Statement.

                                           Respectively submitted,

                                           /s/ C.B. McDaniel

                                           C.B. McDaniel